Exhibit 99.1

Mateon and Oncotelic Complete Their Merger and Create a New Immuno-Oncology Company with a Late-Stage Clinical Asset Against Cancer and a Promising Product Pipeline

-Merger creates a publicly-traded clinical stage immuno-oncology company developing treatments for advanced cancers including aggressive brain tumors, pancreatic cancer, and melanoma

-Phase 2 clinical data on lead product candidate OT-101 demonstrated robust tumor responses including complete responses and long-term survival in several patients with aggressive brain tumors.

-Company plans to initiate multiple Phase 3 registration trials of OT-101 in high-grade gliomas and pancreatic cancer

SOUTH SAN FRANCISCO, CA AND AGOURA HILLS, CA, April 25, 2019 – Mateon Therapeutics, Inc. (OTCQB:MATN) and Oncotelic Inc. announced today that they have completed their previously announced merger. The combined company has a focused pipeline of TGF-ß RNA Therapeutics for late stage cancers, including gliomas, pancreatic cancer and melanoma.

In connection with the merger, Oncotelic, Inc. has become a wholly owned subsidiary of Mateon, with the former Oncotelic shareholders receiving a combination of common and preferred stock in Mateon representing approximately 85% of Mateon’s outstanding equity. Mateon’s prior stockholders retain approximately 15% of the outstanding equity. In addition, Mateon stockholders of record as of April 18, 2019 received a contingent value right (CVR) related to Mateon’s drug candidates OXi4503 and CA4P. CVR holders are entitled to receive 75% of the net proceeds in excess of $0.5 million from a sale of assets relating to these two drug candidates for a four-year period following the merger. The CVRs will not be registered to trade on any stock exchange, and new discoveries related to these drug candidates are not subject to payment obligations under the CVR.

Upon the closing of the merger, Dr. Vuong Trieu was appointed Chief Executive Officer and Dr. Fatih Uckun was appointed Chief Medical Officer of Mateon. Matthew M. Loar remains the Company’s Chief Financial Officer. Dr. William D. Schwieterman resigned as Mateon’s Chief Executive Officer but remains on Mateon’s Board of Directors, along with Dr. Trieu.

“I would like to welcome Mateon’s Dr. William D. Schwieterman and Matthew M. Loar to our team. They have been steadfast in their goal to maximize shareholder value. We structured the merger with the CVR to preserve the intrinsic value of the current Mateon’s pipeline for its prior shareholders, while allowing their participation in our pipeline and the growth potential of the new combined company,” stated Vuong Trieu, Ph.D., Chairman and Chief Executive Officer. “Now that this merger is complete, we look forward to further value creation for our shareholder base as we advance the combined pipeline together, with the goal of having an approvable anti-cancer drug within a few years. I look forward to meeting our shareholders at various investor conferences including the upcoming BIO2019 in Philadelphia where we will present the combined pipeline.”

The company’s lead product candidate, OT-101, is being developed as a broad-spectrum anti-cancer drug that can also be used in combination with other standard cancer therapies to establish an effective multi-modality treatment strategy for difficult-to-treat cancers, including high-grade gliomas and pancreatic cancer. The company plans to initiate phase 3 clinical trials for OT-101 in both high-grade glioma and pancreatic cancer. During phase 2 clinical trials in pancreatic cancer, melanoma, and colorectal cancers (Study P001) and in high-grade gliomas (Study G004), meaningful clinical benefits were observed and OT-101 exhibited a favorable safety profile. These clinical benefits included long term survival and meaningful tumor reduction. Both partial and complete responses have been observed in the G004 Phase 2 clinical trial of OT-101 as a single agent in patients with aggressive brain tumors.

“The deep and sustained complete responses achieved in G004 with OT-101 alone as a single agent contributes to our optimism that new treatment strategies leveraging this promising anti-sense therapeutic candidate will favorably change the therapeutic landscape in these and other difficult-to-treat malignancies”, said Fatih Uckun, MD, PhD, the Chief Medical Officer of Mateon. He added “The SIP platform displays a high clinical impact potential owing to its ability to robustly reactivate exhausted immune cells around the cancer tissue by a unique mechanism of action. We are committed to diligently advancing the OT-101 clinical trial program with the vision of bringing a new treatment option to cancer patients who are in urgent need for therapeutic innovations. I also look forward to rationally integrating Mateon’s assets into the SIP platform to develop additional innovative and effective cancer therapies that can be tailored to cancer patients’ special needs.”

The company’s self-immunization protocol (SIP©) is based on novel and proprietary sequential treatment of cancers with OT-101 (an antisense against TGF-ß2) and chemotherapies. This sequential treatment strategy is aimed at achieving effective self-immunization against a patients’ own cancer, resulting in robust therapeutic immune response and consequently better control of the cancer and improved survival. Prolonged states of being cancer-free have been observed in some patients with the most aggressive forms of cancer, raising a renewed hope for a potential cure. The use of OT-101 lifts the suppression of the patient’s immune cells around the cancer tissue, providing the foundation for an effective initial priming, which is critical for a successful immune response. The subsequent chemotherapy results in the release of neoantigens that result in a robust boost of the immune response. The company believes that a rational combination of the Oncotelic SIP platform with immune-modulatory drugs like interleukin 2 (IL-2) and/or immune checkpoint inhibitors has the potential to help achieve sustained and robust immune responses in patients with the most difficult-to-treat forms of cancer.

Following the merger, the company has approximately 83,120,000 shares of common stock and 193,713 shares of Series A Preferred Stock outstanding. Each share of Series A preferred stock will automatically convert into 1,000 shares of common stock following stockholder approval of additional authorized shares of common stock or a reverse split sufficient to permit conversion of all Series A preferred stock into common stock.

About Mateon Therapeutics, Inc.

Mateon Therapeutics, Inc., is a cancer immunotherapy company dedicated to the development of first in class self-immunization protocol (SIP) candidates for difficult to treat cancers. The company’s proprietary SIP candidates offer advantages over other immunotherapies because they do not require extraction of the tumor or isolation of the antigens, and they have the potential for broad-spectrum applicability for multiple cancer types. The company’s proprietary product candidates have shown promising clinical activity in phase 2 trials for the treatment of gliomas and pancreatic cancers.

The company aims to translate its unique insights, which span more than three decades of original work using RNA therapeutics, into the deployment of antisense as an RNA therapeutic for diseases which are caused by TGF-beta overexpression, starting with cancer. Mateon’s current management was part of the team that developed Abraxane® as a chemotherapeutic agent for breast, lung, melanoma, and pancreatic cancer. Abraxane® was approved in 2005 and generates annual sales over $1 billion. The company’s management later led the development and commercialization of Cynviloq®, a next-generation product which was ultimately acquired by NantPharma for $1.3 billion. The company intends to leverage its deep expertise in oncology and RNA therapeutic drug development to promote the eventual cure and eradication of cancers.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

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Contact Information:

Matthew M. Loar

Email: ir@mateon.com